EXHIBIT 11

                    THE BANK OF NEW YORK COMPANY, INC.
                 Computation of Earnings Per Common Share
                  (In millions, except per share amounts)

                                             For the Three      For the Six
                                             Months Ended      Months Ended
                                               June 30,          June 30,
                                             1997     1996     1997     1996
                                             ----     ----     ----     ----

Weighted Average Number of Shares             381      387      384      391

Shares Assumed to be Issued on Conversion:
   Warrants                                    17       21       18       21
                                            -----    -----    -----    -----

Weighted Average Number of Shares
 of Common Stock for Primary Computation      398      408      402      412

Shares Assumed to be Issued on Conversion:
   Debentures                                   -       10        -       10
   Warrants                                     1        -        -        1
                                            -----    -----    -----    -----
Weighted Average Number of Shares of
 Common Stock Assuming Full Dilution          399      418      402      423
                                            =====    =====    =====    =====


Net Income                                  $ 269    $ 278    $ 534    $ 521

Dividend Requirements on Preferred Stock        3        2        5        5
                                            -----    -----    -----    -----
Net Income Available
 to Common Shareholders                       266      276      529      516

Interest on Convertible
 Debentures, Net of Tax                         -        1        -        2
                                            -----    -----    -----    -----
Net Income Available to Common
 Shareholders, Assuming Full Dilution       $ 266    $ 277    $ 529    $ 518
                                            =====    =====    =====    =====
Earnings Per Share:
  Primary                                   $0.67    $0.68    $1.32    $1.25

  Fully Diluted                              0.67     0.66     1.31     1.23